UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 16, 2005

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In order to qualify the compensation payable to our executive officers for exclusion from the deduction limit in Section 162(m) of the Internal Revenue Code, on March 16, 2005, the Management Development and Compensation Committee (the “Committee”) of our Board of Directors adopted performance measures for 2005 and established the maximum annual awards payable to our executive officers for 2005. As was the case in 2004, the performance measures for 2005 are positive annual net earnings as determined under U.S. GAAP (“Net Earnings”) and positive annual earnings from continuing operations before income taxes and accounting changes as determined under U.S. GAAP (“Consolidated Operating Earnings”). The actual annual awards payable to our executive officers for 2005 will depend on various company-specific and individual-specific performance measures, as determined by the Committee. These company-specific performance measures include, but are not limited to, Net Earnings and Consolidated Operating Earnings, as well as Net Earnings excluding after-tax net realized investment gains and losses, changes in accounting principles and non-recurring, infrequent or unusual items (“Net Operating Earnings”), Net Operating Earnings per share and per diluted share, and Net Operating Earnings divided by average stockholders’ interest, excluding accumulated non-owner changes in average stockholders’ interest (“Operating Return On Equity”). The Committee has absolute discretion to determine the amounts, if any, to be awarded to our executive officers for 2005, subject to the maximum award limit described above.

At its meeting on March 16, 2005, the Committee also approved the following base salaries, effective May 1, 2005, for our Chairman, President and Chief Executive Officer and for each of the persons who were our four other most highly compensated executive officers (the “Named Executive Officers”) in 2004: Michael D. Fraizer, $1,125,000; Thomas H. Mann, $615,000; Pamela S. Schutz, $500,000; George R. Zippel, $500,000; and K. Rone Baldwin, $475,000.

Item 9.01. Financial Statements and Exhibits.

Number	Description
10	Schedule of base salaries for the Named Executive Officers

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2005

GENWORTH FINANCIAL, INC.

By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President – Chief Financial Officer

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EXHIBIT INDEX

Number	Description
10	Schedule of base salaries for the Named Executive Officers

4